EXECUTION VERSION

AMENDMENT NO. 1 TO THE SHARE PURCHASE AGREEMENT

This Amendment No.1 to the Share Purchase Agreement (this “Amendment”) is made and entered into as of April 9, 2014, by and among Palo Alto Networks, Inc., a Delaware corporation (“Parent”), Palo Alto Networks Holding B.V., a company organized under the laws of the Netherlands (“Buyer”), Cyvera Ltd., a company organized under the laws of the State of Israel (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the exclusive representative of the Indemnifying Parties in connection with the transactions contemplated by this Agreement (the “Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS,	the parties hereto and the Executing Shareholders (as defined in the Agreement, as defined below) have entered into a Share Purchase Agreement dated March 22, 2014, (the “Agreement”);

WHEREAS,	the parties hereto desire to amend the Agreement in the manner set forth below; and

WHEREAS,
Section 9.3 of the Agreement provides, among other things, that any amendment of the Agreement signed by the Representative shall be binding upon and be effective against the Indemnifying Parties whether or not such Indemnified Parties have signed such amendment.

NOW, THEREFORE, in consideration of the promises and subject to the conditions contained herein, the parties hereby agree as follows:

1.	The Agreement is hereby amended by deleting Section 1.1(uu) thereof in its entirety and substituting in lieu thereof a new Section 1.1(uu) as follows:
“(uu)        ‘Founder Note’ shall mean the promissory note between Netanel Davidi and the Company, dated as of the Closing Date, in the principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000), having a maturity date four (4) years from the Closing Date, and otherwise in form and substance to be agreed upon prior to the Closing between the Company and Netanel Davidi and reasonably satisfactory to Parent."

2.	The Agreement is hereby amended by deleting Section 1.1(ww) thereof in its entirety and substituting in lieu thereof a new Section 1.1(ww) as follows:
“(ww)    ‘Founder Retained Amount’ shall mean an amount equal to Six Million Seven Hundred Thousand Dollars ($6,700,000)."

3.	The Agreement is hereby amended by deleting Section 1.1(llll) thereof in its entirety and substituting in lieu thereof a new Section 1.1(llll) as follows:
“(llll)        ‘Representative Expense Amount’ shall mean $800,000.”

4.	The Agreement is hereby amended by deleting Section 2.1(e) thereof in its entirety and substituting in lieu thereof a new Section 2.1(e) as follows:
“(e)    Repayment of Founder Note. If, following the Closing Date, all or any portion of the Founder Note is repaid to the holder of such Founder Note on or prior to the maturity date thereof, Parent shall pay, promptly after such repayment is made, the amount of such Founder Note plus accrued interest so repaid (net of any Taxes paid or deemed paid by Parent, Buyer or the Company thereon or in respect thereof, calculated using the highest corporate Tax rate applicable in the jurisdiction of the holder of the Founder Note), to the Paying Agent for the benefit of the Contributing Securityholders. For purposes of calculating the amount of cash payable to each Contributing Securityholder pursuant to this Section 2.1(e), such amount of the Founder Note so repaid (net of any Taxes paid or deemed paid by Parent, Buyer or the Company thereon or in respect thereof, calculated using the highest corporate Tax rate applicable in the jurisdiction of the holder of the Founder Note) shall be distributed to each Contributing Securityholder in accordance with such Contributing Securityholder’s Pro Rata Share. If any amount of the Founder Note remains unpaid on the maturity date or, as promptly as reasonably practicable following receipt by Parent of the written request from the Representative that Parent assign and transfer the Founder Note to the Representative, Parent shall cause the holder of such Founder Note to assign and transfer the Founder Note to the Representative on behalf of the Contributing Securityholders.”

5.	The Agreement is hereby amended by deleting Section 2.1(f) thereof in its entirety and substituting in lieu thereof a new Section 2.1(f) as follows:
“(f)    Payment of Founder Retained Amount. As promptly as reasonably practicable, following the earlier to occur of (i) the maturity date of the Founder Note; or (ii) receipt by Parent of the written notice from the Representative that Parent transfer the Founder Retained Amount to the Paying Agent, Parent shall transfer the Founder Retained Amount (net of any Taxes imposed on Parent, Buyer or the Company in connection with such transfer) to the Paying Agent for the benefit of the Contributing Securityholders. Following its receipt of the Founder Retained Amount, the Paying Agent shall (A) withhold and deduct any Taxes due under then applicable Law associated with the Founder Retained Amount or the Founder Note (including, for the avoidance of doubt, any such Taxes that may become due in connection with the subsequent transfer of any portion of the Founder Retained Amount to Netanel Davidi), which Taxes and the withholding rates related to such Taxes shall be subject to the written approval of Parent, (B) pay over such withheld and deducted Taxes to the appropriate Taxing Authority (to the extent not already so paid) and (C) release the remaining balance thereof to the Contributing Securityholders, in accordance with each such Contributing Securityholder’s Pro Rata Share. The Representative and Netanel Davidi shall provide assistance to the Paying Agent as reasonably requested by the Paying Agent in order for the Paying Agent to determine the applicable amounts of Taxes to be withheld and deducted from the Founder Retained Amount. Notwithstanding anything to the contrary in this Section 2.1(f), any Tax required to be paid in accordance with applicable Law associated with the imputed interest related to the Founder Note may also be deducted by Parent from the Founder Retained Amount prior to the transfer by Parent of the Founder Retained Amount to the Paying Agent. To the extent that the consideration payable or otherwise deliverable to any Person under Section 2.1(e) or this Section 2.1(f) is not reduced by such deductions or withholdings, such Person shall indemnify Parent and its affiliates (including the Company) for any Taxes imposed by any Taxing Authority.”

6.	This Amendment shall be read together with the Agreement as one agreement and, except as expressly amended by this Amendment, the Agreement shall remain unaltered and in full force and effect.

7.
The provisions of Section 9.3 (Amendment), 11.1 (Notices), 11.2 (Successors and Assigns), 11.3 (Severability), 11.7 (Third Parties), 11.8 (Governing Law), 11.9 (Consent to Jurisdiction) and 11.10 (Counterparts) of the Agreement shall apply to this Amendment and are hereby incorporated by reference.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark McLaughlin
Name:	Mark McLaughlin
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PALO ALTO NETWORKS HOLDING B.V.

By:	s/ Steffan Tomlinson
Name:	Steffan Tomlinson
Title:	Board Member

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CYVERA LTD.

By:	/s/ Netanel Davidi
Name:	Netanel Davidi
Title:	Co-CEO

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE INDEMNIFYING PARTIES:

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director